Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 17, 2015

among

CABOT OIL & GAS CORPORATION,
as Borrower,

the Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC

and
MERRILL LYNCH, PIERCE, FENNER & SMITH, INC.,

as Joint-Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,
as Syndication Agent,

BANK OF MONTREAL, CITIBANK, N.A., COMPASS BANK, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., TORONTO DOMINION (NEW YORK) LLC, U.S. BANK NATIONAL ASSOCIATION, and WELLS FARGO BANK, N.A.,

as Co-Documentation Agents,

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Third Amendment”) dated as of April 17, 2015, among CABOT OIL & GAS CORPORATION, a Delaware limited liability company, (the “Borrower”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.                                    The Borrower, the Administrative Agent and the Majority Lenders are parties to that certain Amended and Restated Credit Agreement dated as of September 22, 2010 (as amended by that certain First Amendment dated as of May 4, 2012, that certain Second Amendment dated as of July 18, 2012, and as further amended, modified or otherwise supplemented to date, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B.                                    The Borrower has requested and the Lenders have agreed to amend certain provisions of the Credit Agreement as set forth herein.

C.                                    Now, therefore, to induce the Administrative Agent and the Lenders to enter into this Third Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Defined Terms.  Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Third Amendment. Unless otherwise indicated, all references to articles or sections in this Third Amendment refer to articles or sections of the Credit Agreement.

Section 2.                                           Amendments to Credit Agreement.

2.1                               Amendments to Section 1.02.

(a)                                 Section 1.02 is hereby amended by deleting the defined terms “Agreement”, “Alternate Base Rate”, “Applicable Margin”, “Arrangers”, “Change in Control”, “Commitment Fee Rate”, “Federal Funds Effective Rate”, “LIBO Rate”, “Maturity Date”, “Note Purchase Agreement” and “Permitted Senior Notes” in their entirety and replacing them with the following:

““Agreement” means this Amended and Restated Credit Agreement, as amended by that certain First Amendment dated as of May 4, 2012, that certain Second Amendment dated as of July 18, 2012, that certain Third Amendment dated as of April 17, 2015, and as the same may from time to time be amended, modified, supplemented or restated.”

““Alternate Base Rate” means for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.0%.  Any change in the Alternate Baste Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

““Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be,

(a) at any time other than during an Investment Grade Period (such period, such period, the “Leverage Ratio Period”), for any day, with respect to any ABR Loan or Eurodollar Loan, as applicable, the rate per annum set forth in the grid below based upon the Leverage Ratio in effect on such day:

Leverage Ratio Grid

Leverage Ratio	< 1.0x	> 1.0x and < 2.0x	> 2.0x and < 3.0x	> 3.0x
ABR Loans	0.500%	0.750%	1.000%	1.250%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%
Commitment Fee Rate	0.300%	0.375%	0.375%	0.500%

and

(b) at any time during an Investment Grade Period, for any day, with respect to any ABR Loan or Eurodollar Loan, as applicable, the rate per annum set forth in the grid below based upon the Applicable Rating Level in effect on such day:

Applicable Rating Level Grid

Applicable Rating Level	> Baa1 / BBB+ (“Level I”)	Baa2 / BBB (“Level II”)	Baa3 / BBB- (“Level III”)	< Ba1 / BB+ (“Level IV”)
ABR Loans	0.125%	0.250%	0.500%	0.750%
Eurodollar Loans	1.125%	1.250%	1.500%	1.750%
Commitment Fee Rate	0.150%	0.200%	0.250%	0.300%

““Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Inc., together with their respective designated affiliates.”

““Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any person or group (in each case, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower entitled to vote generally in the election of directors of the Borrower or (b) during any period of 12 consecutive months, the occupation of a majority of the seats (excluding vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a duly authorized committee thereof nor (ii) appointed or approved by directors so nominated.”

““Commitment Fee Rate” means, (a) for any day during any Leverage Ratio Period, the rate per annum set forth in the “Leverage Ratio Grid” based upon the Leverage Ratio in effect on such day and (b) for any day during an Investment Grade Period, the rate per annum set forth in the “Applicable Rating Level Grid” based upon the Applicable Rating Level in effect on such day.”

““Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

““LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

““Maturity Date” means the fifth anniversary of the Third Amendment Effective Date.”

““Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 18, 2014 between the Borrower and each of the purchasers thereto for the Borrower’s $100,000,000 3.24% Series K Senior Notes due September 18, 2021, $575,000,000 3.67% Series L Senior Notes due September 18, 2024 and $250,000,000 3.77% Series M Senior Notes due September 18, 2026, as the same may be amended, modified or replaced from time to time subject to the terms of Section 9.04(b).”

““Permitted Senior Notes” means (a) the senior unsecured notes of the Borrower outstanding on the Third Amendment Effective Date, and any guarantees thereof by a Guarantor; (b) additional senior unsecured notes subsequently issued or sold, together with guarantees thereof, as long as (A) such notes do not have any scheduled amortization prior to September 18, 2021, (B) except to the extent otherwise permitted by Section 9.04(b), such notes do not have a stated maturity sooner than September 18, 2021 and (C) such notes and any guarantees thereof are on terms substantially identical to those applicable to the notes referred to in clause (a), other than with respect to principal amount, interest rate and payment dates; and (c) any Permitted Refinancing Debt of any Debt described in clauses (a) and (b).  The amount of Permitted Senior Notes outstanding shall be calculated by reference to the face value of such notes without giving effect to any original issue discount.”

(b)                                 Section 1.02 is hereby amended by adding the following defined terms to such section where alphabetically appropriate:

““Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.”

““Applicable Rating Level” means, for any day during any Investment Grade Period, the rate per annum set forth in the Applicable Rating Level Grid based on the higher of the ratings by Moody’s or S&P, respectively, applicable on such day to the Index Debt.  For purposes of the foregoing, if the ratings established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders.  Each change in the Applicable Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend these terms to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.”

““Applicable Rating Level Grid” means the pricing grid set forth under clause (b) of the definition of Applicable Margin.”

““Capital Lease Obligations” means with respect to a specified Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.”

““Consolidated EBITDAX” means, for any period, the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) the following expenses or charges, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) income and franchise taxes, (iii) depreciation, depletion, amortization, exploration and abandonment expenses, and intangible drilling costs, (iv) lease impairment expenses; (v) extraordinary losses (or less extraordinary gains) attributable to writeups or writedowns of assets, including ceiling test writedown and impairments of long-lived assets and (vi) other noncash charges, minus (c) all noncash income added to Consolidated Net Income; provided that Consolidated EBITDAX (and any defined term used herein) for any applicable period shall be calculated on a pro forma basis for any acquisitions or dispositions during such period, as if such acquisition or disposition had occurred on the first day of such period.”

““Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined for such period in accordance with GAAP.”

““Impacted Interest Period” has the meaning assigned such term in the definition of LIBO Rate.”

““Index Debt’ means the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.”

““Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.”

““Investment Grade Election” has the meaning assigned to such term in Section 3.02(f)(iii).”

““Investment Grade Period” means any period commencing with the date the Borrower delivers an “Investment Grade Election” to the Administrative Agent, and ending on the earlier to occur of (i) the date the Borrower delivers a “Leverage Ratio Election” to the Administrative Agent, and (ii) the first date following the beginning of any Investment Grade Period on which the Borrower receives both (a) an Index Debt rating from Moody’s that is lower than Ba1 and (b) and Index Debt rating from S&P that is lower than BB+.”

““Leverage Ratio Election” has the meaning assigned such term in Section 3.02(f)(iii).”

““Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended immediately preceding the Third Amendment Effective Date), the ratio of (a) Ratio Debt and Other Liabilities as of the last day of such fiscal quarter to (b) Consolidated EBITDAX for the Test Period ending on the last day of such fiscal quarter.”

““Leverage Ratio Grid” means the pricing grid set forth under clause (a) of the definition of Applicable Margin.”

““LIBO Screen Rate” has the meaning assigned such term in the definition of LIBO Rate.”

““Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.”

““Negative Adjusted Working Capital” means, at any date, the amount, if any, by which current liabilities other than Ratio Debt (under clauses (a) through and including (h) of such definition) of the Borrower and its Subsidiaries exceeds current assets of such Persons, determined on a consolidated basis as of such date.”

““Non-Recourse Debt” of any Person means Ratio Debt of such Person in respect of which (a) the recourse of the holder of such Ratio Debt, whether direct or indirect and whether contingent or otherwise, is effectively limited to the assets directly securing such Ratio Debt; (b) such holder may not collect by levy of execution against assets of such Person generally (other than the assets directly securing such Ratio Debt) if such Person fails to pay such Ratio Debt when due and the holder obtains a judgment with respect thereto; and (c) such holder has waived, to the extent such holder may effectively do so, such holder’s right to elect recourse treatment under 11 U.S.C. § 1111(b).”

““Present Value of Proved Reserves” means, at any time, the net present value, discounted at 10% per annum, of the future after-tax net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in Proved Reserves expected to be produced from their Oil and Gas Properties during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made for hedging operations, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit the Borrower or any of its Subsidiaries, (c) the pricing assumptions used in determining net present value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange for Henry Hub, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, the quotation for deliveries of West Texas Intermediate crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied, and (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period; provided that in calculating the Present Value of Proved Reserves, Proved Undeveloped Reserves shall not be taken into account to the extent that more than 30% of the Present Value of Proved Reserves is attributable to Proved Undeveloped Reserves.”

““Proved Developed Non-Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which will become “Proved Developed Producing Reserves” upon minor capital expenditures being made with respect to existing wells which will cause formerly non-producing completions or intervals to become open and producing to market.”

““Proved Developed Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which are recoverable by natural reservoir energies (including pumping) from the completion intervals currently open and producing to market.  Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as “Proved Developed Producing Reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response through existing completions producing to market that increased recovery will be achieved. Proved Developed Producing Reserves shall not include any Proved Developed Non-Producing Reserves.”

““Proved Reserves” means and includes Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves.”

““Proved Undeveloped Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.  Proved Undeveloped Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved Undeveloped Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for Proved Undeveloped Reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.”

““Ratio Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Ratio Debt of others secured by (or for which the holder of such Ratio Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Ratio Debt secured thereby has been assumed, (g) all guaranties by such Person of Ratio Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person with respect to Advance Payment Contracts to which such Person is a party.  The Ratio Debt of any Person shall include the Ratio Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Ratio Debt provide that such Person is not liable therefor.”

““Ratio Debt and Other Liabilities” means, for any day, the sum of, without duplication, (a) Ratio Debt (under clauses (a) through and including (h) of such definition) of the Borrower and its Subsidiaries at such date, plus (b) the amount, if any, by which Negative Adjusted Working Capital at such date exceeds 6% of Present Value of Proved Reserves, minus (c) Non-Recourse Debt of the Borrower and its Subsidiaries at such date.”

““Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.”

““Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Third Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).”

““Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).”

““S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.”

““Third Amendment Effective Date” has the meaning ascribed to such term in the Third Amendment to Amended and Restated Credit Agreement dated as of April 17, 2015 among the Borrower, the Lenders party thereto and the Administrative Agent.”

2.2                               Amendment to Section 2.06(c)(ii)(A).  Section 2.06(c)(ii)(A) is hereby amended by replacing the figure “$1,400,000,000” as it appears therein with “$2,300,000,000”.

2.3                               Amendment to Section 3.02.  Section 3.02 is hereby amended by adding the following Section 3.02(f):

“(f)                             Applicable Margin; Impact of Financial Statements; Interest Rate Elections.

(i)                                     The Applicable Margin shall be determined by reference to the Leverage Ratio Grid or the Applicable Rating Level Grid, as applicable.

(ii)                                  During a Leverage Ratio Period, if any financial statements required to be delivered hereunder are not delivered within the time periods specified herein, then the Applicable Margin and Commitment Fee Rate previously in effect shall continue to apply until such financial statements are delivered; provided that upon delivery of such financial statements, if timely delivery of such financial statements would have led to the application of a higher Applicable Margin or a higher Commitment Fee Rate for any applicable period than the Applicable Margin or Commitment Fee Rate, as applicable, actually applied during such time, then the Borrower shall immediately pay to the Administrative Agent the net accrued additional interest and expense (determined after taking into account any corresponding reduction in the Applicable Margin or Commitment Fee Rate in any other period), if any, owing as a result of such increased Applicable Margin or Commitment Fee Rate.

In the event that any financial statements delivered hereunder are revised or restated after delivery thereof (regardless of whether this Agreement or the Commitments are in effect when such revision or restatement is made) and such revision or restatement would have led to the application of a higher Applicable Margin or a higher Commitment Fee Rate for any period or periods than the Applicable Margin or Commitment Fee Rate, as applicable, actually applied for such relevant period or periods, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct form of such financial statements, (ii) such higher Applicable Margin or Commitment Fee Rate shall be applied to such relevant applicable period or periods, and (iii) the Borrower shall immediately pay to the Administrative Agent the net accrued additional interest and expense (determined after taking into account any corresponding reduction in the Applicable Margin or Commitment Fee Rate in any other period), if any, owing as a result of such increased Applicable Margin or Commitment Fee Rate for such applicable period or periods.

(iii)                               On any date on which the Borrower has either (i) an Index Debt rating from Moody’s of Baa3 or better or (ii) an Index Debt rating from S&P of BBB- or better, the Borrower may provide written notice to the Administrative Agent of its election to enter into an Investment Grade Period, together with a certificate of an Authorized Officer of the Borrower confirming that no Event of Default exists, and such Investment Grade Period will commence upon the Administrative Agent’s receipt of such written notice and certificate (an “Investment Grade Election”).  At any time during an Investment Grade Period, the Borrower may provide written notice to the Administrative Agent of its election to exit such Investment Grade Period (a “Leverage Ratio Election”), which Investment Grade Period will end upon the Administrative Agent’s receipt of such written notice.”

2.4                               Amendment to Section 5.01(b).  Section 5.01(b) is hereby amended by inserting the words “or liquidity” immediately following the first instance in of the word “capital” therein.

2.5                               Amendment to Article VII.  Article VII is hereby amended by adding the following Section 7.21 where numerically appropriate:

“Section 7.21                       Anti-Corruption Laws and Sanctions.  As of the Third Amendment Effective Date, the Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  None of the Transactions will violate any Anti-Corruption Law or applicable Sanctions.”

2.6                               Amendment to Section 8.08.  Section 8.08 is hereby amended by adding the following sentence at the end thereof:

“As of the Third Amendment Effective Date, the Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

2.7                               Amendment to Section 9.08.  Section 9.08 is hereby amended by retitling such section “Use of Proceeds” and adding the following sentence at the end thereof:

“The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

2.8                               Amendment to Section 12.11.  Section 12.11 is hereby amended by amending and restating the penultimate sentence thereof as follows:

“For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Banks or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely and customarily provided by Arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.”

2.9                               Borrowing Base.  From and after the Third Amendment Effective Date (as defined below), the Borrowing Base shall be, and hereby is $3,400,000,000, which Borrowing Base constitutes the redetermined Borrowing Base for the April 1, 2015 Scheduled Redetermination, and shall remain in effect until the Borrowing Base is redetermined or otherwise adjusted in accordance with the Credit Agreement.  This Section 2.9 constitutes the “New Borrowing Base Notice” in accordance with Section 2.07(d).

2.10                        Commitments; New Lenders.  Annex I to the Credit Agreement is hereby replaced with Annex I attached to this Third Amendment.  The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Commitments and to, among other things, add BNP Paribas, Capital One, National Association, Citibank, N.A, Société Générale, Sumitomo Mitsui Banking Corporation, and The Bank of Nova Scotia as “Lenders” under the Credit Agreement (each a “New Lender”).  The Administrative Agent and the Borrower hereby consent to such reallocation and the Lenders’ assignments of their Commitments, including assignments to the New Lenders.  On the Third Amendment Effective Date and after giving effect to such reallocations, the Maximum Credit Amount of each Lender shall be as set forth on Annex I attached to this Third Amendment which Annex I supersedes and replaces Annex I to the Credit Agreement.  With respect to such reallocation, each Lender shall be deemed to have acquired the Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption attached as Exhibit F to the Credit Agreement as if each such Lender had executed an Assignment and Assumption with respect to such allocation.  In connection with the assignment contemplated in this Section 2.10 and for purposes of this assignment only, the Lenders, the New Lenders, the Administrative Agent and the Borrower waive the processing and recordation fee under Section 12.04(b)(ii)(C).

Section 3.                                           Conditions Precedent.  This Third Amendment shall become effective on the date (such date, the “Third Amendment Effective Date”), when each of the following conditions is satisfied (or waived in accordance with Section 12.02):

3.1                               The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Third Amendment signed on behalf of such party.

3.2                               The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other reasonable fees and amounts due and payable on or prior to the Third Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement (including, without limitation, the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).

3.3                               The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

3.4                               The Administrative Agent shall have received (a) the Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by Pricewaterhouse Coopers LLP and (b) a Reserve Report dated as of December 31, 2014 accompanied by a certificate covering the matters described in Section 8.11(c).

3.5                               The execution and delivery of this Third Amendment and the consummation of the transactions contemplated hereby and in the Credit Agreement, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Third Amendment or any other Loan Document.

3.6                               The Administrative Agent shall have received appropriate UCC search certificates reflecting no Liens encumbering the Properties of the Borrower and the Restricted Subsidiaries for Delaware and any other jurisdiction requested by the Administrative Agent other than those permitted by Section 9.03.

3.7                               The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Third Amendment Effective Date) of Baker Botts L.L.P., outside counsel for the Borrower.  The Borrower hereby requests such counsel to deliver such opinion.

3.8                               The Lenders shall have received copies of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

3.9                               The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of this Third Amendment and the transactions contemplated hereby and any other legal matters relating to the Borrower, this Third Amendment or such transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

3.10                        The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D to the Credit Agreement, with such updates or other modifications as the Administrative Agent may reasonable request, duly and properly executed by a Responsible Officer and dated as of the date of Third Amendment Effective Date.

3.11                        No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Third Amendment.

3.12                        The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.

The Administrative Agent is hereby authorized and directed to declare this Third Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section or the waiver of such conditions as permitted in Section 12.02.  Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 4.                                           Miscellaneous.

4.1                               Confirmation. The provisions of the Credit Agreement, as amended by this Third Amendment, shall remain in full force and effect following the effectiveness of this Third Amendment.

4.2                               Ratification and Affirmation; Representations and Warranties.  The Borrower hereby (a) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (b) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Third Amendment:

(i)                                     all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, and

(ii)                                  no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.3                               Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page to this Third Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

4.4                               NO ORAL AGREEMENT. THIS THIRD AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

4.5                               GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.6                               Payment of Expenses. In accordance with Section 12.03, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

4.7                               Severability. Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8                               Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

CABOT OIL & GAS CORPORATION

By:	/s/ Scott C. Schroeder
Name:	Scott C. Schroeder
Title:	Executive Vice President and
Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By:	/s/ Anson Williams
Name: Anson Williams
Title: Authorized Officer

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Scott
Name: Joseph Scott
Title: Managing Director

BANK OF MONTREAL,
as a Lender

By:	/s/ James V. Ducote
Name: Jim Ducote
Title: Managing Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Ivan Davey
Name: Ivan Davey
Title: Vice President

Signature Page to Third Amendment to Amended and Restated Credit Agreement

Cabot Oil & Gas Corporation

COMPASS BANK,
as a Lender

By:	/s/ Les Werme
Name: Les Werme
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Brandford
Name: S. Branford
Title: Director

TORONTO DOMINION (NEW YORK) LLC,
as a Lender

By:	/s/ Marie Fernandes
Name: Marie Fernandes
Title: Authorized Signatory

U. S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John C. Lozano
Name: John C. Lozano
Title: Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Rick Hawthorne
Name: Rick Hawthorne
Title: Director

Signature Page to Third Amendment to Amended and Restated Credit Agreement
Cabot Oil & Gas Corporation

BNP PARIBAS, as a Lender

By:	/s/ Sriram CHANDRASEKARAN
Name: Sriram CHANDRASEKARAN
Title: Director

By:	/s/ Julien PECOUD-BOUVET
Name: Julien PECOUD-BOUVET
Title: Vice President

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ James Giordano
Name: James Giordano
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

By:	/s/ Richard Antl
Name: Richard Antl
Title: Authorized Signatory

ING CAPITAL LLC,
as a Lender

By:	/s/ Charles Hall
Name: Charles Hall
Title: Managing Director

By:	/s/ Juli Bieser
Name: Juli Bieser
Title: Managing Director

Signature Page to Third Amendment to Amended and Restated Credit Agreement

Cabot Oil & Gas Corporation

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Max Sonnonstine
Name: Max Sonnonstine
Title: Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Alan Dawson
Name: Alan Dawson
Title: Director

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Robert James
Name: Robert James
Title: Director

COMERICA BANK,
as a Lender

By:	/s/ Jason Klesel
Name: Jason Klesel
Title: Commercial Banking Officer

FROST BANK,
as a Lender

By:	/s/ Lane Dodds
Name: Lane Dodds
Title: Sr. Vice President

Signature Page to Third Amendment to Amended and Restated Credit Agreement

Cabot Oil & Gas Corporation

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John Dravenstott
Name: John Dravenstott
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to Third Amendment to Amended and Restated Credit Agreement

Cabot Oil & Gas Corporation

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMorgan Chase Bank, N.A.	7.22%	$130,000,000
Bank of America, N.A.	7.22%	$130,000,000
Bank of Montreal	5.83%	$105,000,000
Citibank, N.A.	5.83%	$105,000,000
Compass Bank	5.83%	$105,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5.83%	$105,000,000
Toronto Dominion (New York) LLC	5.83%	$105,000,000
U.S. Bank National Association	5.83%	$105,000,000
Wells Fargo Bank, N.A.	5.83%	$105,000,000
BNP Paribas	4.45%	$80,000,000
Branch Banking and Trust Company	4.45%	$80,000,000
Canadian Imperial Bank of Commerce, New York Branch	4.45%	$80,000,000
ING Capital LLC	4.45%	$80,000,000
Société Générale	4.45%	$80,000,000
The Bank of Nova Scotia	4.45%	$80,000,000
Capital One, National Association	3.61%	$65,000,000
Comerica Bank	3.61%	$65,000,000
Frost Bank	3.61%	$65,000,000
KeyBank National Association	3.61%	$65,000,000
Sumitomo Mitsui Banking Corporation	3.61%	$65,000,000
TOTAL	100.00%	$1,800,000,000